Exhibit 10.6

Gentiva Health Services, Inc.

Summary Sheet of Non-Employee Director Compensation

(Effective May 13, 2010)

1.	Annual Cash Retainer: $45,000

2.	Annual Deferred Stock Unit Award: $80,000 value

3.	Meeting Fees:

• Board	$2,000 ($750 if attendance is by telephone)

• Committee	$2,000 ($750 if attendance is by telephone)

4.	Committee Chairperson Annual Retainer:

• Audit Committee	$20,000

• Compensation, Corporate Governance and Nominating Committee	$10,000

• Clinical Quality Committee	$10,000

5. Lead Director Annual Retainer:	$20,000

6.	Reimbursement: All Directors, regardless of whether they are employees of the Company, receive reimbursement for out-of-pocket expenses incurred in connection with attending meetings of the Board of Directors or any of its Committees.